Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES THIRD QUARTER 2014 RESULTS

Toronto, November 11, 2014 - SunOpta Inc. (“SunOpta” or “the Company”) (Nasdaq:STKL) (TSX:SOY), a leading global company focused on natural, organic and specialty foods, today announced financial results for the third quarter ended October 4, 2014. All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Third Quarter 2014 Highlights

  Revenues of $318.5 million, an increase of 10.1% on a consolidated basis, and 11.0% within SunOpta Foods, after excluding the impact of changes including commodity prices, foreign exchange rates and the impact of downtime due to aseptic facility expansions.
  Operating income¹ of $12.7 million, or 4.0% of revenues, an increase of 29% versus prior year.
  EBITDA¹ of $18.7 million, or 5.9% of revenues, an increase of 22% versus prior year.
  Adjusted earnings from continuing operations¹ of $8.0 million, or $0.12 per diluted common share, versus $4.8 million or $0.07 per diluted common share in the prior year.
  Cash provided by operations of $18.0 million.
  Net debt of $143.3 million, the lowest level since December 2010.

(All comparisons above are to the quarter ended September 28, 2013)

“We remained focused on our core strategies during the quarter and continued to realize the benefits of our operational realignment and re-positioned go-to-market strategy. Our results reflect strong demand for healthy foods products combined with our continued investment in our core business as we position SunOpta for long-term growth,” commented Steve Bromley, Chief Executive Officer, SunOpta Inc.

Year-to-date 2014 Highlights

  Record revenues of $990.4 million, an increase of 11.4% on a consolidated basis, and 13.3% within SunOpta Foods, after excluding the impact of changes including commodity prices, foreign exchange rates and the impact of downtime due to aseptic facility expansions.
  Operating income¹ of $41.5 million, or 4.2% of revenues, an increase of 23% versus prior year.
  EBITDA¹ of $59.3 million, or 6.0% of revenues, an increase of 18% versus prior year.
  Adjusted earnings from continuing operations¹ of $22.8 million, or $0.33 per diluted common share, versus $17.1 million or $0.25 per diluted common share in the prior year.
  Cash provided by operations of $38.6 million.

(All comparisons above are to the three quarters ended September 28, 2013)

Mr. Bromley continued, “We continue to focus on our core foods business, and believe that our integrated natural and organic foods platform is well positioned to capitalize on opportunities from an increasing global awareness of healthy eating. Consistent with our strategies to exit our non-core investments, Mascoma Corporation sold its yeast business on October 31, 2014 and our evaluation of strategic options for Opta Minerals is ongoing.”

Third Quarter 2014 Results

Revenues increased 5.2% to $318.5 million compared to $302.7 million in the third quarter of 2013. Excluding the impact of changes including commodity prices, foreign exchange rates, and downtime due to facility expansions, consolidated revenues increased 10.1% and SunOpta Foods revenues increased 11.0% versus the prior year. All core foods operating segments realized increased revenues versus the prior year. The increase in revenues was led by stronger demand for organic ingredients in the U.S. and Europe; growth in consumer packaged categories including aseptic beverage products and retail frozen foods; and increased value-added fruit ingredient volumes. This growth more than offset lower priced volumes of specialty grain products.

Operating income¹ was $12.7 million, or 4.0% of revenues, compared to $9.8 million, or 3.2% of revenues in the third quarter of 2013. SunOpta Foods operating income, including corporate services, was $11.8 million, or 4.2% of revenues, compared to $8.1 million, or 3.0% of revenues in the prior year, an increase of 45%. The growth in operating income was driven by increased volume and margins on organic raw materials, improved performance in the Company’s sunflower operations, and increased contribution from higher margin aseptic beverage and frozen private-label retail products. These positive factors were partially offset by lower margins on specialty corn sales, increased competitive pressures in the re-sealable pouch market and lower plant utilization in the Company’s premium juice operation during the retrofit of this facility. Pricing pressures on certain steel and industrial mineral products in Opta Minerals, and beverage facility expansion costs within the Consumer Products Group negatively impacted operating income in the quarter.

The Company realized Adjusted earnings from continuing operations¹ in the third quarter of $8.0 million, or $0.12 per diluted common share, excluding a non-cash impairment charge on its investment in Mascoma. Including this impairment charge, the Company realized a loss from continuing operations for the third quarter of 2014 of $0.4 million, or $0.01 per common share, compared to earnings of $2.9 million, or $0.04 per diluted common share, during the third quarter of 2013.

Included in the results for the third quarter of 2014 is a non-cash charge of approximately $8.4 million after tax, or $0.12 per diluted common share, representing a write-down of the carrying value of SunOpta’s non-core investment in Mascoma Corporation. On October 31, 2014, Mascoma sold assets related to its bioengineered yeast business, in exchange for cash and certain royalty rights based on future revenues generated by the purchaser. After assessing the fair value of the remaining assets of the business, including the potential value of the royalty stream, the Company determined that its investment in Mascoma was impaired. SunOpta’s investment in Mascoma was originally established in the third quarter of 2010 following the sale of SunOpta BioProcess Inc. in return for a minority equity stake in Mascoma. At that time, a non-cash gain on sale was recognized and Adjusted earnings were reported to exclude the effect of the gain.

The third quarter also included approximately $2.0 million in costs in the consumer products segment associated with beverage facility expansions and the retrofit of the Company’s premium juice operation, as well as a gain of approximately $0.9 million related to a tax recovery recorded by Opta Minerals.

Included in the results for the third quarter of 2013 was a non-cash goodwill impairment charge for $3.6 million as well as other asset impairments and restructuring costs for $0.8 million (in aggregate $1.9 million net of tax and minority interest) related mainly to Opta Minerals, or $0.03 per diluted common share. Excluding these charges, Adjusted earnings from continuing operations¹ for the third quarter of 2013 were $4.8 million or $0.07 per diluted common share.

EBITDA¹ was $18.7 million in the third quarter of 2014, compared to $15.3 million in the prior year, an increase of 22%.

Year-to-date 2014 Results

Revenues increased 10.4% to a record $990.4 million for the first three quarters of 2014, compared to $896.7 million in the first three quarters of 2013. The increase in consolidated revenues was driven by strong demand for internationally sourced organic raw materials, continued growth in consumer packaged categories including aseptic beverages, frozen foods, and re-sealable pouch products, as well as new value-added ingredient business. This growth more than offset lower commodity grain sales and declines within Opta Minerals Inc. Fiscal 2014 is a 53-week year, and the extra week fell in the first quarter, resulting in a 40-week period for the first three quarters of 2014, versus 39 weeks for the first three quarters of 2013. Excluding the extra week of sales, as well as the impact of changes including commodity prices, foreign exchange rates and downtime due to facility expansions, revenues in SunOpta Foods increased 13.3% versus the prior year and consolidated revenues increased 11.4% .

Operating income¹ for the first three quarters of 2014 was $41.5 million, or 4.2% of revenues, compared to $33.8 million, or 3.8% of revenues in the first three quarters of 2013. The improved operating earnings were driven by increased volume and margins on organic raw materials, improved performance in the sunflower category, and increased volume of consumer products including aseptic beverages and frozen foods, offset by margin pressure experienced in Opta Minerals, increased costs and competitive pressures in the re-sealable pouch market and increased costs associated with the retrofit of the Company’s premium juice operation. SunOpta Foods’ operating income, including Corporate Services, was $38.0 million, or 4.3% of revenues, compared to $28.7 million or 3.6% of revenues in the prior year.

Adjusted earnings from continuing operations¹ for the first three quarters of 2014 were $22.8 million, or $0.33 per diluted common share, excluding the impact of the non-cash impairment charge and other income. Including these items, earnings from continuing operations for the first three quarters of 2014 were $15.0 million, or $0.22 per diluted common share, compared to a loss of $6.9 million, or $0.10 per common share, during the first three quarters of 2013. Included in the results for the first three quarters of 2014 was the non-cash charge of approximately $8.4 million after tax, or $0.12 per diluted common share, reflecting the write-down of the Company's investment in Mascoma, as well as $0.6 million of after tax income, relating to gains on sales of assets net of severance and other asset write-downs.

The loss incurred in the first three quarters of 2013 was due mainly to a $21.5 million non-cash impairment of the Company's investment in Mascoma recognized in the prior year, as well as the $3.6 million goodwill impairment and $1.8 million in asset write-downs and restructuring charges (in aggregate $24.0 million net of tax and minority interest). Excluding these charges and the impact of discontinued operations, Adjusted earnings from continuing operations1 for the first three quarters of 2013 were $17.1 million or $0.25 per diluted common share.

EBITDA¹ was $59.3 million in the first three quarters of 2014, compared to $50.2 million in the prior year, an increase of 18%.

Balance Sheet

The Company's balance sheet remains strong and at October 4, 2014 reflected a net debt to equity ratio of 0.42 to 1.00. Cash provided by operations was $18.0 million during the third quarter and $38.6 million for the first three quarters of 2014, reflecting improved earnings and working capital efficiency. At October 4, 2014, the Company had total debt outstanding of $150.8 million, net debt of $143.3 million, total assets of $677.5 million, shareholders' equity of $342.1 million and a net book value of $5.10 per outstanding share.

Conference Call

The Company plans to host a conference call at 10:00 A.M. Eastern Time on Wednesday, November 12, 2014 to discuss the results for the third quarter of 2014 and recent corporate developments. After opening remarks, there will be a question and answer period. This conference call can be accessed via a link at the Company's website at www.sunopta.com. To listen to the live call over the Internet, please go to the Company's website at least 15 minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll free dial-in number (877) 312-9198 or international dial-in number (631) 291-4622. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the Company's website.

1See discussion of non-GAAP measures and Adjusted earnings from continuing operations

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on natural, organic and specialty foods products. The Company specializes in sourcing, processing and packaging of natural and organic food products, integrated from seed through packaged products; with a focus on strategically vertically integrated business models. The Company's core natural and organic food operations focus on value-added grains, fiber and fruit based product offerings, supported by a global infrastructure. The Company has two non-core holdings, a 66.0% ownership position in Opta Minerals Inc., listed on the Toronto Stock Exchange, a producer, distributor, and recycler of environmentally friendly industrial materials; and a minority ownership position in Mascoma Corporation, an innovative biofuels company.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, the expected benefits of our operational realignment and our positioning for long-term growth and to capitalize on opportunities presented by current market trend. The terms and phrases "continue", "positioned", "believe", "remains" and other similar terms and phrases are intended to identify these forward looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, consumer interest in health and wellness, product pricing levels, current customer demand, planned facility and operational expansions, competitive intensity, cost rationalization and product development initiatives. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, global economic conditions, consumer spending patterns and changes in market trends, decreases in customer demand, delayed or unsuccessful product development efforts, potential product recalls, working capital management and continuous improvement initiatives, availability and pricing of raw materials and supplies, potential covenant breaches under our credit facilities and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:

SunOpta Inc.
www.sunopta.com

Investor Relations
Susan Wiekenkamp, Information Officer
Tel: 905-455-2528, ext.103
Susan.wiekenkamp@sunopta.com

Public Relations
Rob Litt, Director Global Communications
Tel: 952-893-7863
Rob.litt@sunopta.com

SunOpta Inc.
Consolidated Statements of Operations
For the quarter and three quarters ended October 4, 2014 and September 28, 2013
(Unaudited)
(Expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended		Three quarters ended
	October 4, 2014	September 28, 2013	October 4, 2014	September 28, 2013
	$	$	$	$

Revenues	318,545	302,723	990,360	896,718

Cost of goods sold	280,811	271,240	871,130	794,002

Gross profit	37,734	31,483	119,230	102,716

Selling, general and administrative expenses	24,608	20,678	74,826	66,428
Intangible asset amortization	1,028	1,180	3,248	3,628
Other expense (income), net	98	787	(906)	1,799
Goodwill impairment	-	3,552	-	3,552
Foreign exchange gain	(600)	(211)	(377)	(1,152)

Earnings from continuing operations before the following	12,600	5,497	42,439	28,461

Interest expense, net	1,970	1,957	6,128	5,885
Impairment loss on investment	8,441	-	8,441	21,495

Earnings from continuing operations before income taxes	2,189	3,540	27,870	1,081

Provision for income taxes	2,416	1,343	12,480	8,576

Earnings (loss) from continuing operations	(227)	2,197	15,390	(7,495)

Loss from discontinued operations, net of income taxes	-	-	-	(360)

Earnings (loss)	(227)	2,197	15,390	(7,855)

Earnings (loss) attributable to non-controlling interests	157	(716)	426	(612)

Earnings (loss) attributable to SunOpta Inc.	(384)	2,913	14,964	(7,243)

Earnings (loss) per share – basic
- from continuing operations	(0.01)	0.04	0.22	(0.10)
- from discontinued operations	-	-	-	(0.01)
	(0.01)	0.04	0.22	(0.11)

Earnings (loss) per share – diluted
- from continuing operations	(0.01)	0.04	0.22	(0.10)
- from discontinued operations	-	-	-	(0.01)
	(0.01)	0.04	0.22	(0.11)

Weighted-average number of shares outstanding (000s)
- basic	66,919	66,369	66,764	66,221
- diluted	68,686	68,170	68,274	67,589

SunOpta Inc.
Consolidated Balance Sheets
As at October 4, 2014 and December 28, 2013
(Unaudited)
(Expressed in thousands of U.S. dollars)

	October 4, 2014	December 28, 2013
	$	$

ASSETS
Current assets
Cash and cash equivalents	7,429	8,537
Accounts receivable	136,662	109,917
Inventories	240,122	274,286
Prepaid expenses and other current assets	21,458	16,067
Current income taxes recoverable	3,541	6,116
Deferred income taxes	3,809	4,806
	413,021	419,729

Investment	4,780	12,350
Property, plant and equipment	150,677	158,073
Goodwill	52,566	53,673
Intangible assets	42,744	47,991
Deferred income taxes	11,835	12,565
Other assets	1,896	1,554

	677,519	705,935

LIABILITIES
Current liabilities
Bank indebtedness	108,186	141,853
Accounts payable and accrued liabilities	122,462	129,829
Customer and other deposits	4,249	3,408
Income taxes payable	999	2,564
Other current liabilities	7,760	2,114
Current portion of long-term debt	5,916	6,354
Current portion of long-term liabilities	257	1,034
	249,829	287,156

Long-term debt	36,671	42,654
Long-term liabilities	1,649	3,072
Deferred income taxes	29,604	30,441
	317,753	363,323

EQUITY
SunOpta Inc. shareholders’ equity
Common shares	190,318	186,376
Additional paid-in capital	21,261	19,323
Retained earnings	131,172	116,208
Accumulated other comprehensive income (loss)	(661)	3,397
	342,090	325,304
Non-controlling interests	17,676	17,308
Total equity	359,766	342,612

	677,519	705,935

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarter and three quarters ended October 4, 2014 and September 28, 2013
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Quarter ended		Three quarters ended
	October 4, 2014	September 28, 2013	October 4, 2014	September 28, 2013
	$	$	$	$

CASH PROVIDED BY (USED IN)

Operating activities
Earnings (loss)	(227)	2,197	15,390	(7,855)
Loss from discontinued operations	-	-	-	(360)
Earnings (loss) from continuing operations	(227)	2,197	15,390	(7,495)

Items not affecting cash:
Depreciation and amortization	5,962	5,494	17,748	16,343
Stock-based compensation	1,079	881	2,884	2,422
Unrealized loss on derivative instruments	1,802	1,950	2,021	2,892
Deferred income taxes	(988)	(1,747)	890	(242)
Impairment loss on investment	8,441	-	8,441	21,495
Gain on sale of assets	(1,018)	-	(1,018)	-
Fair value of contingent consideration	-	-	(1,373)	-
Impairment of long-lived assets	505	310	505	310
Goodwill impairment	-	3,552	-	3,552
Other	191	(766)	7	(663)
Changes in non-cash working capital, net of businesses acquired	2,253	(1,862)	(6,909)	(6,847)
Net cash flows from operations - continuing operations	18,000	10,009	38,586	31,767
Net cash flows from operations - discontinued operations	-	-	-	(4,608)
	18,000	10,009	38,586	27,159

Investing activities
Purchases of property, plant and equipment	(5,258)	(10,797)	(12,545)	(32,773)
Increase in long-term investment	(871)	-	(871)	-
Payment of contingent consideration	-	-	(800)	(1,074)
Proceeds from the sale of assets	5,688	-	5,688	-
Acquisitions of businesses, net of cash acquired	-	-	-	(3,828)
Decrease in restricted cash	-	6,495	-	6,495
Other	41	342	85	(496)
Net cash flows from investing activities - continuing operations	(400)	(3,960)	(8,443)	(31,676)

Financing activities
Increase (decrease) under line of credit facilities	(15,973)	(4,928)	(29,538)	7,854
Borrowings under long-term debt	-	142	210	486
Repayment of long-term debt	(1,502)	(1,677)	(4,658)	(5,697)
Proceeds from the issuance of common shares	749	804	2,996	2,035
Other	(75)	(77)	(154)	(125)
Net cash flows from financing activities - continuing operations	(16,801)	(5,736)	(31,144)	4,553

Foreign exchange gain (loss) on cash held in a foreign currency	(97)	46	(107)	(57)
Increase (decrease) in cash and cash equivalents in the period	702	359	(1,108)	(21)

Cash and cash equivalents - beginning of the period	6,727	6,460	8,537	6,840
Cash and cash equivalents - end of the period	7,429	6,819	7,429	6,819

SunOpta Inc.
Segmented Information
For the quarter and three quarters ended October 4, 2014 and September 28, 2013
Unaudited
(Expressed in thousands of U.S. dollars)

	Quarter ended		Three quarters ended
	October 4, 2014	September 28, 2013	October 4, 2014	September 28, 2013
	$	$	$	$
Segment revenues from external customers:
Global Sourcing and Supply	146,089	136,083	446,913	405,892
Value Added Ingredients	35,410	34,083	106,720	98,631
Consumer Products	101,167	97,630	331,060	283,581
SunOpta Foods	282,666	267,796	884,693	788,104
Opta Minerals	35,879	34,927	105,667	108,614
Total segment revenues from external customers	318,545	302,723	990,360	896,718

Segment operating income (loss):
Global Sourcing and Supply	6,381	1,149	17,799	6,874
Value Added Ingredients	2,581	2,026	6,218	5,979
Consumer Products	6,090	7,255	22,190	21,485
SunOpta Foods	15,052	10,430	46,207	34,338
Opta Minerals	898	1,704	3,494	5,070
Corporate Services	(3,252)	(2,298)	(8,168)	(5,596)
Total segment operating income	12,698	9,836	41,533	33,812

Segment operating income percentage:
Global Sourcing and Supply	4.4%	0.8%	4.0%	1.7%
Value Added Ingredients	7.3%	5.9%	5.8%	6.1%
Consumer Products	6.0%	7.4%	6.7%	7.6%
SunOpta Foods	5.3%	3.9%	5.2%	4.4%
Opta Minerals	2.5%	4.9%	3.3%	4.7%
Total segment operating income	4.0%	3.2%	4.2%	3.8%

(Segment operating income (loss) is defined as “Earnings from continuing operations before the following” excluding the impact of “Other expense (income), net” and “Goodwill impairment”.)

1Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides information regarding segment operating income and earnings before interest, taxes, depreciation and amortization (“EBITDA”) as additional information about its operating results, which are not measures in accordance with U.S. GAAP. The Company believes that these non-GAAP measures assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of the Company’s core operating performance. The non-GAAP measures of segment operating income and EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The Company defines segment operating income as “earnings from continuing operations before the following” excluding the impact of other income/expense items and goodwill impairments; and EBITDA as segment operating income plus depreciation and amortization. The following is a tabular presentation of segment operating income and EBITDA, including a reconciliation to earnings (loss) from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure:

	Quarter ended		Three quarters ended
	October 4, 2014	September 28, 2013	October 4, 2014	September 28, 2013
	$	$	$	$

Earnings (loss) from continuing operations	(227)	2,197	15,390	(7,495)
Provision for income taxes	2,416	1,343	12,480	8,576
Interest expense, net	1,970	1,957	6,128	5,885
Other expense (income), net	98	787	(906)	1,799
Impairment loss on investment	8,441	-	8,441	21,495
Goodwill impairment	-	3,552	-	3,552
Total segment operating income	12,698	9,836	41,533	33,812
Depreciation and amortization	5,962	5,494	17,748	16,343
EBITDA	18,660	15,330	59,281	50,155
EBITDA %	5.9%	5.1%	6.0%	5.6%

The Company also reported Adjusted earnings from continuing operations and Adjusted earnings per diluted share for the quarter and three quarters ended October 4, 2014. Adjusted earnings from continuing operations and Adjusted earnings per diluted share are also non-GAAP financial measures.

For the quarter and three quarters ended October 4, 2014, the Company recognized specific charges and gains that we do not believe are reflective of normal business operations. We have excluded the impairment loss on our investment in Mascoma, as well as net gains on the sale of assets and the settlement of acquisition-related contingencies; severance and other rationalization costs; and long-lived asset impairments all reported in “Other expense (income), net” to arrive at Adjusted earnings from continuing operations and Adjusted earnings per diluted share.

For the quarter and three quarters ended September 28, 2013, we have excluded an impairment of goodwill recognized in our Opta Minerals operating segment recognized in the third quarter of 2013, an impairment loss on our investment in Mascoma recognized in the second quarter of 2013, as well as severance, facility restructuring and long-lived asset write-downs all reported in "Other expense, net" to arrive at Adjusted earnings from continuing operations and Adjusted earnings per diluted share.

The following is a tabular presentation for the quarter and three quarters ended October 4, 2014 as well as the quarter and three quarters ended September 28, 2013 of Adjusted earnings from continuing operations and Adjusted earnings per diluted share, including a reconciliation to U.S. GAAP earnings attributable to SunOpta Inc. and U.S. GAAP earnings attributable to SunOpta Inc. on a per diluted share basis, which the Company believes to be the most directly comparable U.S. GAAP financial measures.

		Adjusted
	Quarter ended	earnings per
	October 4, 2014	diluted share
	$	$
Loss attributable to SunOpta Inc.	(384)	(0.01)
Adjusted for:
Impairment loss on Mascoma investment	8,441	0.12
Other expense, net (net of taxes and non-controlling interest of $125)	(27)	-
Adjusted earnings from continuing operations	8,030	0.12

		Adjusted
	Quarter ended	earnings per
	September 28, 2013	diluted share
	$	$
Earnings attributable to SunOpta Inc.	2,913	0.04
Adjusted for:
Goodwill impairment (net of taxes of $1,252 and non-controlling interest of $780)	1,520	0.02
Other expense, net (net of taxes of $272 and non-controlling interest of $109)	406	0.01
Adjusted earnings from continuing operations	4,839	0.07

	Three quarters	Adjusted
	ended	earnings per
	October 4, 2014	diluted share
	$	$
Earnings attributable to SunOpta Inc.	14,964	0.22
Adjusted for:
Impairment loss on Mascoma investment	8,441	0.12
Other income, net (net of taxes of $401 and non-controlling interest expense of $70)	(575)	(0.01)
Adjusted earnings from continuing operations	22,830	0.33

	Three quarters	Adjusted
	ended	earnings per
	September 28, 2013	diluted share
	$	$

Loss attributable to SunOpta Inc.	(7,243)	(0.11)
Loss from discontinued operations, net of taxes	(360)	(0.01)
Loss from continuing operations attributable to SunOpta Inc.	(6,883)	(0.10)
Adjusted for:
Impairment loss on Mascoma investment	21,495	0.32
Goodwill impairment (net of taxes of $1,252 and non-controlling interest of $780)	1,520	0.02
Other expense, net (net of taxes of $557 and non-controlling interest of $292)	950	0.01
Adjusted earnings from continuing operations	17,082	0.25